SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 4)*

Under the Securities Exchange Act of 1934

EXCO Resources, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

269279402

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 32,045

	6	Shared Voting Power 3,493,258

	7	Sole Dispositive Power 32,045

	8	Shared Dispositive Power 3,493,258

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,525,303

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 16.3%

12	Type of Reporting Person IN

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE ONE ONE ZERO NINE HOLDCO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,493,258

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,493,258

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,493,258

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 16.1%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,493,258

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,493,258

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,493,258

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 16.1%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,493,258

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,493,258

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,493,258

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 16.1%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,210,337

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,210,337

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,210,337

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 14.8%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 107,238

	7	Sole Dispositive Power

	8	Shared Dispositive Power 107,238

9	Aggregate Amount Beneficially Owned by Each Reporting Person 107,238

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 107,238

	7	Sole Dispositive Power

	8	Shared Dispositive Power 107,238

9	Aggregate Amount Beneficially Owned by Each Reporting Person 107,238

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,768,256

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,768,256

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,768,256

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 8.2%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 317,603

	7	Sole Dispositive Power

	8	Shared Dispositive Power 317,603

9	Aggregate Amount Beneficially Owned by Each Reporting Person 317,603

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 317,603

	7	Sole Dispositive Power

	8	Shared Dispositive Power 317,603

9	Aggregate Amount Beneficially Owned by Each Reporting Person 317,603

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 31,314

	7	Sole Dispositive Power

	8	Shared Dispositive Power 31,314

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,314

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,266,519

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,266,519

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,266,519

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.9%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,266,519

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,266,519

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,266,519

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.9%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,266,519

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,266,519

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,266,519

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.9%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER SELECT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 514,457

	7	Sole Dispositive Power

	8	Shared Dispositive Power 514,457

9	Aggregate Amount Beneficially Owned by Each Reporting Person 514,457

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 2.4%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 44,238

	7	Sole Dispositive Power

	8	Shared Dispositive Power 44,238

9	Aggregate Amount Beneficially Owned by Each Reporting Person 44,238

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 44,238

	7	Sole Dispositive Power

	8	Shared Dispositive Power 44,238

9	Aggregate Amount Beneficially Owned by Each Reporting Person 44,238

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 152,820

	7	Sole Dispositive Power

	8	Shared Dispositive Power 152,820

9	Aggregate Amount Beneficially Owned by Each Reporting Person 152,820

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 152,820

	7	Sole Dispositive Power

	8	Shared Dispositive Power 152,820

9	Aggregate Amount Beneficially Owned by Each Reporting Person 152,820

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 208,791

	7	Sole Dispositive Power

	8	Shared Dispositive Power 208,791

9	Aggregate Amount Beneficially Owned by Each Reporting Person 208,791

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (NO. 3) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 208,791

	7	Sole Dispositive Power

	8	Shared Dispositive Power 208,791

9	Aggregate Amount Beneficially Owned by Each Reporting Person 208,791

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 980,508

	7	Sole Dispositive Power

	8	Shared Dispositive Power 980,508

9	Aggregate Amount Beneficially Owned by Each Reporting Person 980,508

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 4.5%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 920,184

	7	Sole Dispositive Power

	8	Shared Dispositive Power 920,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 920,184

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 4.3%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE PERSONAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 160,864

	7	Sole Dispositive Power

	8	Shared Dispositive Power 160,864

9	Aggregate Amount Beneficially Owned by Each Reporting Person 160,864

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 44,238

	7	Sole Dispositive Power

	8	Shared Dispositive Power 44,238

9	Aggregate Amount Beneficially Owned by Each Reporting Person 44,238

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 60,324

	7	Sole Dispositive Power

	8	Shared Dispositive Power 60,324

9	Aggregate Amount Beneficially Owned by Each Reporting Person 60,324

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 125,105

	7	Sole Dispositive Power

	8	Shared Dispositive Power 125,105

9	Aggregate Amount Beneficially Owned by Each Reporting Person 125,105

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 125,105

	7	Sole Dispositive Power

	8	Shared Dispositive Power 125,105

9	Aggregate Amount Beneficially Owned by Each Reporting Person 125,105

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT SYNDICATES LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 57,509

	7	Sole Dispositive Power

	8	Shared Dispositive Power 57,509

9	Aggregate Amount Beneficially Owned by Each Reporting Person 57,509

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 67,596

	7	Sole Dispositive Power

	8	Shared Dispositive Power 67,596

9	Aggregate Amount Beneficially Owned by Each Reporting Person 67,596

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 229,230

	7	Sole Dispositive Power

	8	Shared Dispositive Power 229,230

9	Aggregate Amount Beneficially Owned by Each Reporting Person 229,230

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE (BARBADOS) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 20,108

	7	Sole Dispositive Power

	8	Shared Dispositive Power 20,108

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,108

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person CO

CUSIP No. 269279402	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 209,122

	7	Sole Dispositive Power

	8	Shared Dispositive Power 209,122

9	Aggregate Amount Beneficially Owned by Each Reporting Person 209,122

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person CO

Item 1. (a)	Name of Issuer: EXCO Resources, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices: 12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Item 2. (a)

Name of Person Filing:
This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.              V. Prem Watsa, an individual;

2.              The One One Zero Nine Holdco Limited (“Holdco”), a corporation incorporated under the laws of Ontario;

3.              The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4.              Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

5.              FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

6.              RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of United Kingdom;

7.              RiverStone Insurance Limited (“RiverStone”), a company incorporated under the laws of United Kingdom;

8.              Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware;

9.              Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware;

10.       Zenith Insurance Company (U.S. entity) (“Zenith US”), a corporation incorporated under the laws of California;

11.       TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California;

12.       Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware;

13.       Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware;

14.       Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;

15.       Clearwater Select Insurance Company (“Clearwater Select”), a corporation incorporated under the laws of Connecticut;

16.       Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of United Kingdom;

17.       Newline Corporate Name Limited (“Newline”), a company incorporated under the laws of United Kingdom;

18.       Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware;

19.       United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware;

20.       Advent Capital (Holdings) Ltd. (“Advent”), a company incorporated under the laws of England and Wales;

21.       Advent Capital (No. 3) Limited (“Advent No. 3”), a company incorporated under the laws of England and Wales;

22.       Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada;

23.       Northbridge General Insurance Corporation (“Northbridge General”), a corporation incorporated under the laws of Canada;

24.       Northbridge Personal Insurance Corporation (“Northbridge Personal”), a corporation incorporated under the laws of Canada;

25.       Zenith Insurance Company (Canadian entity) (“Zenith Canada”), a corporation incorporated under the laws of Canada;

26.       Federated Insurance Company of Canada (“Federated”), a corporation incorporated under the laws of Canada;

27.       Brit Limited (“Brit”), a company incorporated under the laws of England and Wales;

28.       Brit Insurance Holdings Limited (“Brit Holdings”), a company incorporated under the laws of England and Wales;

29.       Brit Syndicates Limited (“Brit Syndicates”), a company incorporated under the laws of England and Wales;

30.       Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a company incorporated under the laws of Bermuda;

31.       Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados;

32.       TIG Insurance (Barbados) Limited (“TIG Barbados”), a corporation established under the laws of Barbados; and

33.       Wentworth Insurance Company Ltd. (“Wentworth”), a corporation established under the laws of Barbados

Item 2(b)

Address of Principal Business Office:
The addresses of the Reporting Persons are as follows:

1.              Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.              The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.              The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L3;

4.              The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.              The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.              The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

7.              The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

8.              The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

9.              The principal business address and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

10.       The principal business address and principal office address of Zenith US is 21255 Califa Street, Woodland Hills, California 91367-5021;

11.       The principal business address and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

12.       The principal business address and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902;

13.       The principal business address and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

14.       The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

15.       The principal business address and principal office address of Clearwater Select is 300 First Stamford Place, Stamford, Connecticut 06902;

16.       The principal business address and principal office address of Newline UK is Corn Exchange, 55 Mark Lane, London EC3R 7NE England;

17.       The principal business address and principal office address of Newline is Corn Exchange, 55 Mark Lane, London EC3R 7NE England;

18.       The principal business address and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

19.       The principal business address and principal office address of US Fire is 305 Madison Ave., Morristown, New Jersey 07962;

20.       The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

21.       The principal business address and principal office address of Advent No. 3 is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

22.       The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9;

23.       The principal business address and principal office address of Northbridge General is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9;

24.       The principal business address and principal office address of Northbridge Personal is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario M5H 1P9;

25.       The principal business address and principal office address of Zenith Canada is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9;

26.       The principal business address and principal office address of Federated is 255 Commerce Drive, PO Box 5800, Winnipeg MB R3C 3C9;

27.       The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, England;

28.       The principal business address and principal office address of Brit Holdings is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, England;

29.       The principal business address and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, England;

30.       The principal business address and principal office address of Brit Reinsurance is Ground Floor, Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, Hamilton HM 08, Bermuda;

31.       The principal business address and principal office address of FBIC is 12 Pine Commercial, the Pine, St. Michael, BB11103, Barbados;

32.       The principal business and principal office address of TIG Barbados is Pine Commercial Centre, #12 Pine Commercial, The Pine, St. Michael BB11103, Barbados; and

33.       The principal business and principal office address of Wentworth is Pine Commercial Centre, #12 Pine Commercial, The Pine, St. Michael BB11103, Barbados.

Item 2(c)	Citizenship: V. Prem Watsa is a citizen of Canada.
Item 2(d)	Title of Class of Securities: Common Stock
Item 2(e)	CUSIP Number: 269279402

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	An Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-US institution in accordance with § 240.13d–1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the “Shares”) of EXCO Resources, Inc. that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G/A nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, Holdco, Sixty Two, Fairfax, FFHL, RiverStone Holdings, RiverStone, Fairfax US, ZNIC, Zenith US, TIG, Odyssey, Odyssey Re, Odyssey Reinsurance, Clearwater Select, Newline UK, Newline, Crum & Forster, US Fire, Advent, Advent No. 3, NFC, Northbridge General, Northbridge Personal, Zenith Canada, Federated, Brit, Brit Holdings, Brit Syndicates, Brit Reinsurance, FBIC, TIG Barbados or Wentworth that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries of Fairfax and by the pension plans of certain subsidiaries of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.
Not applicable

Item 10.	Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	The One One Zero Nine Holdco Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	FFHL Group Ltd.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	RiverStone Holdings Limited

	By:	/s/ Nicholas C. Bentley
Name: Nicholas C. Bentley
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	RiverStone Insurance Limited

	By:	/s/ Nicholas C. Bentley
Name: Nicholas C. Bentley
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Fairfax (US) Inc.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Zenith National Insurance Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Zenith Insurance Company (U.S. entity)

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	TIG Insurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Odyssey US Holdings Inc.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Odyssey Re Holdings Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Odyssey Reinsurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Clearwater Select Insurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Newline Holdings UK Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Newline Corporate Name Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Crum & Forster Holdings Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	United States Fire Insurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Advent Capital (Holdings) Ltd.

	By:	/s/ Neil Murdoch Ewing
Name: Neil Murdoch Ewing
Title: Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Advent Capital (No. 3) Limited

	By:	/s/ Neil Murdoch Ewing
Name: Neil Murdoch Ewing
Title: Corporate Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Northbridge Financial Corporation

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Northbridge General Insurance Corporation

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Northbridge Personal Insurance Corporation

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Zenith Insurance Company (Canadian entity)

	By:	/s/ Paula Sawyers
Name: Paula Sawyers
Title: Senior Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Federated Insurance Company of Canada

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Brit Limited

	By:	/s/ Mark Allan
Name: Mark Allan
Title: Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Brit Insurance Holdings Limited

	By:	/s/ Mark Allan
Name: Mark Allan
Title: Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Brit Syndicates Limited

	By:	/s/ Mark Allan
Name: Mark Allan
Title: Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Mark Allan
Name: Mark Allan
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Fairfax (Barbados) International Corp.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	TIG Insurance (Barbados) Limited

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	Wentworth Insurance Company Ltd.

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

Exhibit Index

Exhibit No.	Description

1	Members of filing group
2

Joint Filing Agreement dated as of February 14, 2018 among V. Prem Watsa, The One One Zero Nine Holdco Limited, The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., RiverStone Holdings Limited, RiverStone Insurance Limited, Fairfax (US) Inc., Zenith National Insurance Corp., Zenith Insurance Company (U.S. entity), TIG Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Clearwater Select Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Crum & Forster Holdings Corp., United States Fire Insurance Company, Advent Capital (Holdings) Ltd., Advent Capital (No. 3) Limited, Northbridge Financial Corporation, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation, Zenith Insurance Company (Canadian entity), Federated Insurance Company of Canada, Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Reinsurance (Bermuda) Limited, Fairfax (Barbados) International Corp., TIG Insurance (Barbados) Limited and Wentworth Insurance Company Ltd.

3	Power of Attorney